Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 26, 2019

To: Experiential Squared, Inc. as manager of My Racehorse CA, LLC

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated May 24, 2019, with respect to the balance sheets of My Racehorse CA, LLC as of December 31, 2018 and 2017 and the related statements of operations, member's equity and cash flows for the calendar year periods of 2018 and 2017 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group